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                                                                      EXHIBIT 11

STATEMENT RE:  COMPUTATION OF FULLY DILUTED PER SHARE EARNINGS
(Dollar amounts in thousands except per share data)

                                                       Years Ended December 31,
                                                   --------------------------------
                                                     1997        1996         1995
                                                   --------    -------     --------
Net earnings per common share
Weighted average shares outstanding                 11,506      7,942         7,007
Net effect of dilutive stock options and
  warrants based on the treasury stock method          156        304           164
                                                   -------     ------       -------
Weighted average shares and common stock
  equivalents                                       11,662      8,246         7,171
                                                   -------     ------        ------
Net earnings                                       $ 4,202     $  910        $2,314
Common stock dividend to preferred
  shareholders (1)                                      (3)        (3)           (3)
                                                   -------     ------        ------
Net earning to common shareholders                 $ 4,199     $  907        $2,311
                                                   =======     ======        ======
Diluted per share amount (2)                       $  0.36     $ 0.11        $ 0.32
                                                   =======     ======        ======


(1) In December 1997, 1996, and 1995, the Board of Directors approved a Common Stock dividend of 306 shares to the stockholders of record of Series A Convertible Preferred Stock as of December 15, 1997, 1996, and 1995 that was paid January 1998, 1997, and 1996 respectively. The market value of the Common Stock distributed as of each period was approximately $3,000.

(2) The assumed conversion of the preferred stock would have an immaterial effect (less than 1/10 of $.01) in all periods, and therefore that calculation has been omitted.

(3) All share and per share amounts have been restated to reflect a one-for-five reverse split effected November 2, 1995.